Exhibit 10.23

Exhibit 10.23

CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated to be effective as of October 26, 2006, is made by and between American Apparel, Inc., a California corporation (the “Employer”), and Joyce E. Crucillo, a California resident (the “Employee”).

I. EMPLOYMENT: Employer hereby employs the Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein. The parties understand and agree that Employee is working for Employer as an employee, not as an independent contractor.

II. EMPLOYEE’S TITLE AND POSITION: Chief Legal Counsel

III. TERM: The initial term (“Initial Term”) of Employee’s employment shall be one (1) year, beginning on December 1, 2006 and ending on November 30, 2007, unless terminated earlier pursuant to this Agreement. The term of this Agreement shall automatically renew for successive, additional one (1) year terms unless either party delivers written notice to the other at least ninety (90) days prior to the expiration date of this Agreement not to renew.

IV. COMPENSATION: Employee shall earn an annual base salary of Two Hundred Twenty- Five Thousand Dollars ($225,000.00) (“Annual Compensation”), minus customary federal and state withholdings and other required employment taxes and/or deductions, payable as follows:

1. One hundred fifty thousand dollars ($150,000.00), payable in accordance with Employer’s customary payroll practices with respect to senior management employees; and

2. Seventy-five thousand dollars ($75,000.00) as a vested guaranteed bonus, payable in two equal lump sum payments of thirty-seven thousand five hundred dollars ($37,500.00), on every May 31st and December 31st that this Agreement is in effect, with the first such payment to be made on May 31, 2007 (“Semi-Annual Vested Guaranteed Bonus”). Although payable semi-annually, this Semi-Annual Vested Guaranteed Bonus shall accrue and vest for each day Employee’s remains employed.

V. BENEFITS: Employer shall also provide Employee with the usual health insurance benefits it generally provides to its other senior management employees. Ay Employee becomes eligible in accordance with criteria to be adopted by the Employer, the Employer shall provide Employee with the right to participate in and to receive benefits from accident, disability, medical, pension, bonus, stock, profit-sharing and savings plans and similar benefits made available generally to employees of the Employer.

VI. TERMINATION

1. EMPLOYEE’S TERMINATION OF AGREEMENT: Employee may resign at anytime, provided she give Employer one hundred twenty days (120) days prior written notice. In the event of such resignation, Employer shall pay Employee all accrued and unpaid portion of her Annual Compensation, including but not limited to the Semi-Annual Vested Guaranteed Bonus, at the effective date of Employee’s resignation (i.e., last day of Employee’s employment).

2. EMPLOYER’S TERMINATION OF AGREEMENT: Employer may terminate Employee with or without cause, provided that Employer gives Employee thirty (30) days prior written notice of its intent to terminate Employee, which notice shall include a detailed explanation of each reason for termination. Within thirty (30) days of receiving a notice of termination For Cause (as defined below), Employee shall have the right, but not the obligation, to attempt to cure and/or resolve Employer’s stated causes for termination. Termination shall be

CONFIDENTIAL

for “Clause” is defined as follows: (a) any intentional action or intentional failure to act by Employee which was performed in bad faith and to the material detriment of Employer; (b) Employee intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Employer; or (c) Employee willfully and habitually neglects the duties of employment.

a. Termination During the Initial Term: It is the intent of the parties that Employee receives the entire amount of her Annual Compensation during the Initial Term of this Agreement, unless Employee voluntarily resigns during this Initial Term. Accordingly, If Employer terminates Employee (with or without cause) during the Initial Term of this Agreement, then Employer shall pay Employee the entire unpaid balance of Employee’s Annual Compensation, including but not limited to the Semi-Annual Vested Guaranteed Bonus, irrespective of whether this amount has accrued or been earned, payable in accordance with Employer’s standard payroll practices with respect to senior management employees. By way of example, but not limitation, if Employee is terminated on May 30, 2007 (6 months into the Initial Term), at which time, Employee has already received half of her Annual Compensation, then Employer must continue paying Employee during the remaining six (6) months of the Initial Term in accordance with Employer’s standard payroll practices.

b. Termination After Initial Term: If Employer terminates Employee after the Initial Term of this Agreement, then Employer shall pay Employee any accrued and unpaid portion of her Annual Compensation at the effective date of Employer’s termination. If termination during this period is without cause, then Employer shall also continue to pay to Employee as provided herein Employee’s Compensation For four (4) months, for a maximum of seventy-five thousand dollars ($75,000.00), from the effective date of such termination as severance compensation. Employee shall not be entitled to any severance compensation if she was terminated For Cause after the Initial Period which has not been cured.

VII. AUTHORITY TO ENTER INTO THIS AGREEMENT. The parties represent and warrant that they have been vested with full authority to enter into this Agreement, and that all necessary approvals to enter into this Agreement have been obtained.

VIII. ATTORNEYS FEES: If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expanses, including reasonable attorneys’ fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorneys’ fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions hereof.

IX. INDEPENDENT LEGAL ADVICE: Each party acknowledges that they have had the opportunity to be represented and advised by attorneys of their own choosing and are satisfied that they have been adequately informed of the nature, extent, and impact of this Agreement.

EMPLOYER:

EMPLOYEE:

AMERICAN APPAREL, INC.

By: /s/ Dov Charney

Dov Charney, President

Date:

Joyce E. Crucillo

OCTOBER 29, 2006

DATE: 10/29/06